   OPTION AGREEMENT- CAMPANARIO  PROPERTY

THIS AGREEMENT made as of the 14th day of November, 2005

BETWEEN:

COMPANIA MINERA ZAPATA, S.A. DE C.V. ("CMZ") and ALMADEN MINERALS LTD. ("Almaden"), Suite 1103, 750 West Pender Street, Vancouver, British Columbia, V6C 2T8

(together the "Optionor")

AND:

CONSOLIDATED SPIRE VENTURES LTD (“Spire”), Suite1250-800 West Pender, Vancouver, British Columbia, Canada, V6C 2V6

(together the "Optionee")

WITNESSES THAT WHEREAS:

A.

The Optionor is the legal and beneficial owner of, and/or has or is in the process of acquiring the legal right to acquire legal and beneficial owner of, the Claims, which are located in the State of Oaxaca, Mexico and are collectively generally known and described as the " Campanario Property".

B.

The Optionor wishes to grant and the Optionee wishes to acquire a legal and beneficial interest in and to the Claims.

THEREFORE, in consideration of the payment of the sum of $10.00 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Optionor, the parties covenant and agree as follows:

DEFINITIONS

1.01

In this Agreement bracketed words and phrases have the meanings assigned to them where they appear in this Agreement, and, unless there is something in the subject matter or context inconsistent therewith:

“Almaden” means Almaden Minerals Ltd. a British Columbia corporation that is an Optionor and party to this Agreement.

"Area of Interest" means that area which is within five (5) miles from the external boundary of any of the Claims;

"Claims" means those mineral property concessions more particularly described in Schedule “A”,

“  CMZ” means Compania Minera Zapata, S.A. de C.V. a Mexican subsidiary corporation of Almaden.  It is an Optionor and party to this Agreement.

“CZS” means Consolidated Spire Ventures Ltd. a British Columbia corporation that is an Optionee and party to this Agreement.

"Effective Date" means that day which is the day on which the Optionee receives written notice from the Exchange of its final acceptance of all filings required to be made with the Exchange in respect of this Agreement or the subject matter hereof;

"Exchange" means the TSX Venture Exchange;

"Exploration Expenses" means all expenditures with reference to assessment work, taxes, government fees, geophysical, geochemical and geological surveying, studies and mapping, investigating, trenching, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work;

"Primary Option" means the sole and exclusive right and option to acquire an undivided 51% legal and beneficial right, title and interest in and to the Claims, subject only to the Royalty;

"Option Period" means the period from the date hereof to and including the date of exercise or termination of the Option;

"Property Rights" means all exploration and mining licenses, permits, leases, easements, rights-of-way, certificates and other mining interests and approvals obtained by any person before or after the date of this Agreement and necessary or desirable for the exploration and development of the mineral claims which are the subject of this Agreement;

"Secondary Option" means the sole and exclusive right and option to acquire an undivided 9% legal and beneficial right, title and interest in and to the Claims, in addition to the interest which may be acquired pursuant and subject to the exercise of the Primary Option, subject only to the Royalty.

1.02

The words "section", "subsection", "paragraph", "subparagraph", "clause", "herein" and "hereunder" refer to this Agreement, and the words "this Agreement" include every schedule attached hereto and each schedule forms part of this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.01

The Optionor hereby represents and warrants to the Optionee that:

(a)

Almaden validly exists as a corporation duly incorporated and in good standing under the laws of British Columbia, and CMZ validly exists as a corporation duly incorporated and in good standing under the laws of Mexico:

(b)

the Optionor is the legal and beneficial owner of an undivided 100% legal and beneficial right, title and interest in and to the Claims, free and clear of all liens, charges, encumbrances and adverse claims whatsoever;

(c)

the Claims have been legally and validly recorded pursuant to all applicable laws, and are in good standing under all applicable laws;

(d)

there is no adverse claim or challenge against or to the ownership of or title to any of the Claims, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Optionor's interest in the Claims or any portion thereof, and no person has any royalty, net profits or other interest whatsoever, absolute or contingent, in production from any of the Claims;

(e)

the Optionor has good and sufficient right and authority to grant the Primary Option and the Secondary Option to the Optionee, and, to sell, transfer and assign up to  an undivided 60% interest in and to the Claims to the Optionee;

(f)

the Optionor has obtained all corporate authorizations for the execution of this Agreement and for the performance of its obligations under this Agreement, and the consummation of the transactions contemplated by this Agreement will not conflict with or result in any breach of any indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which the Optionor is bound or to which the Optionor's interest in the Claims may be subject; and

(g)

the Optionor is not aware of any facts relating to any of the Claims which, if known to the Optionee, could reasonably be expected to cause the Optionee to decide not to enter into this Agreement or not to exercise the Primary and Secondary Options.

2.02

The representations and warranties contained in section 2.01 are provided for the exclusive benefit of the Optionee, and any misrepresentation or breach of warranty may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in section 2.01 shall survive the execution and performance of this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.01

The Optionee represents and warrants to the Optionor that:

(a)

Spire validly exists as a corporation in good standing under the laws of British Columbia;

(b)

the Optionee has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of its obligations under this Agreement; and

(c)

the Optionee's shares are listed on and trade through the facilities of the Exchange.

3.02

The representations and warranties contained in section 3.01 are provided for the exclusive benefit of the Optionor and a misrepresentation or breach of warranty may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in section 3.01 shall survive the execution hereof.

GRANT OF OPTION AND SECONDARY OPTION

4.01

The Optionor hereby grants the Primary Option to the Optionee.

4.02

The Primary Option may be exercised by the Optionee issuing 400,000 common shares in the capital of the Optionee to and in the name of the Optionor, and incurring $3,000,000 in Exploration Expenses on the Claims, as follows:

(a)

issuing 100,000 common shares within 5 days of the acceptance for filing by the Exchange of this Agreement (this is a firm commitment) ;

(b)

issuing an additional 100,000 common shares on or before October 31, 2007;

(c)

issuing an additional 100,000 common shares on or before October 31, 2008

(d)

issuing and additional 100,000 common shares on or before October 31, 2009;

(e)

incurring Exploration Expenses aggregating not less than $125,000 on or before April 30, 2006 (this is a firm commitment);

(f)

incurring further Exploration Expenses aggregating not less than $125,000 on or before April 30, 2007;

(g)

incurring further Exploration Expenses aggregating not less than $750,000 on or before April 30, 2008;

(h)

incurring further Exploration Expenses aggregating not less than $1,000,000 on or before April 30, 2009;

(i)

incurring further Exploration Expenses aggregating not less than $ 1,000,000 on or before April 30, 2010.

4.03

The Optionor hereby grants the Secondary Option to the Optionee.

4.04

The Secondary Option may be exercised by the Optionee exercising the Primary Option and, thereafter, issuing 100,000 common shares in the capital of the Optionee to the Optionor and incurring  $500,000 in additional Exploration Expenses on the Claims, as follows:

(a)

issuing 100,000 common shares on or before October 31, 2010; and

(b)

      incurring additional Exploration Expenses aggregating not less than $500,000 on or before October 31, 2010.

In Sections 4.02 and 4.04 all shares to be issued under those sections shall be issued to Almaden

4.05

Notwithstanding any other provision of this Agreement, if the Optionee incurs Exploration Expenditures exceeding the Exploration Expenditures required to be incurred during any of the periods described in sections 4.02 and 4.04 to maintain and exercise the Primary Option or the Secondary Option, the Optionee may apply the excess Exploration Expenditures to reduce Exploration Expenditures otherwise required to be made by it to maintain or exercise the Primary Option and/or Secondary Option during the following or subsequent years by a like amount.

4.06

All shares issued pursuant to sections 4.02 and 4.04 will be issued as fully paid and non-assessable, free and clear of all liens, charges and encumbrances, and subject only to such resale restrictions and hold periods as may be imposed by applicable securities legislation and the Exchange; and the Optionor acknowledges that the applicable hold period for all such shares will be 4 months after the dates of their respective distributions .

EXERCISE OF OPTION

5.01

If the Optionee makes the payments, issues the shares and incurs the Exploration Expenses described in section 4.02 before such time, if any, as the Primary Option is validly terminated, it will, without any further act or payment, have and be deemed for all purposes to have exercised the Primary Option.

5.02

If and when the Primary Option has been exercised, an undivided 51% right, title and interest in and to the Claims will vest in the Optionee free and clear of all liens, charges, encumbrances and claims of others whatsoever, except as may have arisen due to acts of the Optionee.

5.03

If the Optionee makes the payments, issues the shares and incurs the Exploration Expenses described in section 4.04 before such time, if any, as the Secondary Option is validly terminated, it will, without any further act or payment, have and be deemed for all purposes to have exercised the Secondary Option.

5.04

If and when the Secondary Option has been exercised, an additional undivided 9% right, title and interest in and to the Claims will vest in the Optionee free and clear of all liens, charges, encumbrances and claims of others whatsoever, except as may have arisen due to acts of the Optionee such that the Optionee will own an undivided 60% right, title and interest in and to the Claims.

5.05.

Nothing in this Agreement will obligate the Optionee to pay any money to the Optionor, issue any shares to the Optionor or incur any Exploration Expenses(other than where a matter is referred to as a “firm commitment”); and the Optionee may at any time by delivery of written notice to the Optionor terminate the Primary Option and its obligations hereunder; provided always that the Optionee shall leave in good standing for a period of at least 90 days from the termination of the Primary Option those Claims that are in good standing on the date hereof or that are in good standing when acquired by the Optionor if acquired after the date of this Agreement. Who is responsible for the taxes during the Option Period? They can be very expensive.

5.06

In the event of any subdivision, consolidation or other change in the share capital of Spire prior to the exercise in full of the Secondary Option, the number of shares to be delivered or issued to the Optionor thereafter in connection with the exercise of the Primary Option or the Secondary Option shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Optionee.  In the event the Optionee undertakes an amalgamation, merger, reorganization or other arrangement prior to the exercise in full of the Secondary Option, the number of shares to be delivered or issued to  Almaden thereafter shall be adjusted in accordance with such amalgamation, merger, reorganization or other arrangement.

OPERATORSHIP AND RIGHT OF ENTRY

6.01

The Optionee will be the "operator" in respect of the Claims and any other mineral claims which become the subject of this Agreement, both before and after exercise of the Primary Option and the Second Option, and, as such, shall have the sole and exclusive right in respect of the Claims to:

(a)

enter thereon;

(b)

have exclusive and quiet possession thereof subject always to the rights granted pursuant to section 8.01 (b);

(c)

do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Optionee may determine to be necessary, desirable or advisable;

(d)

bring upon and erect upon the Claims and use in its operations, at any time and from time to time, such buildings, plant, machinery, equipment, vehicles, tools, appliances and supplies as the Optionee may deem necessary, desirable or advisable; and

(e)

remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of sampling, obtaining assays or making other tests.

TRANSFER OF PROPERTY INTERESTS

7.01

Forthwith following exercise of the Primary Option, the Optionor shall deliver to the Optionee duly executed instruments of transfer and such other documentation, deeds, certificates and assurances which may reasonably be required to convey, transfer and assign the legal title to a 51% interest in the Claims to the Optionee, and to permit registration of such interest in the name of the Optionee or its nominee, and shall appoint the Optionee as agent of the Optionor for the purpose of filing the same in applicable governmental and administrative registries.

7.02

Forthwith following exercise of the Secondary Option, the Optionor shall deliver to the Optionee duly executed instruments of transfer and such other documentation, deeds, certificates and assurances which may reasonably be required to convey, transfer and assign the legal title to a 9% interest in the Claims to the Optionee, and to permit registration of such interest in the name of the Optionee or its nominee, and shall appoint the Optionee as agent of the Optionor for the purpose of filing the same in applicable governmental and administrative registries.

7.03

The Optionee shall be entitled to record the transfers contemplated hereby at its own cost with the appropriate government office.

7.04

Upon exercise of the Secondary Option or, if the Primary Option is exercised and the Secondary Option is not exercised, then upon the date of termination of the Secondary Option, the parties will form a joint venture and carry on the business of such joint venture in accordance with such joint venture terms as they may agree or, in the absence of such an agreement being made, on such terms as may be set by an arbitrator appointed pursuant to the terms of this Agreement.

OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

8.01

During the Primary Option Period and thereafter until exercise or termination of the Secondary Option, unless otherwise agreed between the parties, the Optionee shall, in its capacity as operator:

(a)

maintain the Claims in good standing by filing of assessment work and the performance of other actions as may be necessary in that regard and in order to keep the Claims free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)

permit the directors, officers, employees and designated consultants of the Optionor and its servants, agents and independent contractors, at their own risk and expense, access to the Claims and to all reports and data developed or acquired by the Optionee with respect to the Claims and the operations conducted thereon at all reasonable times; provided that the Optionor agree (and the Optionor does hereby so agree) to indemnify the Optionee against and to save it harmless from and against all liens, costs, claims, actions, causes of action, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee, agent or designated consultant of the Non-Operator while on the Claims;

(c)

do all work on the Claims in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(d)

provide to the Optionor copies of all news releases and other continuous disclosure documents filed or disseminated by the Optionee under securities laws of Canada and such other jurisdictions to which the Optionee may be subject which releases or documents shall comply with appropriate disclosure standards including, without limitation, NI 43-101; and

(e)

Within 30 days after the end of each period within which expenditures are required to be made by the Optionee to maintain this Option Agrement in good standing the Optionee shall supply to the Optionor a geological report in writing reporting in detail as to the work conducted and certifying as to the expenditures made by the Optionee in conducting such work. Should such report not be provided or should such report not certify expenditures sufficient (together with any excess expenditures in accordance with section 4.5 hereof) to meet the required expenditures for the period covered by such report this Option Agreement may on notice in accordance with Section 9.01 terminate the Primary Option and the Secondary Option.

TERMINATION OF OPTION

9.01

Subject to section 17.01 and 5.05, the Primary Option may be terminated by the Optionor, by notice in writing to the Optionee, if the Optionee fails to do any of the things described in section 4.02 within the permitted time periods.

9.02

If the Primary Option is terminated, the Optionee shall deliver to the Optionor, at no cost to the Optionor, copies of all reports, maps, assay results and other relevant technical data in the possession of the Optionee with respect to the Claims.

9.03

Subject to section 17.01 and 5.05, the Secondary Option may be terminated by the Optionor, by notice in writing to the Optionee, if the Optionee fails to do any of the things described in section 4.04 within the permitted time periods.

9.04

The Optionee may terminate this Agreement at any time by giving written notice to the Optionor but only after fulfilling the obligations of Sections 4.02(a) and 4.02(e).

POWER TO CHARGE PROPERTY

10.01

Neither party hereto shall have any right to grant mortgages, charges or liens of or upon the Claims or any portion thereof, any mill or other fixed assets located thereon, or any of the tangible personal property located on or used in connection with the Claims without the prior written consent of the other party hereto.

TRANSFERS

11.01

The Optionee may without the consent of the Optionor assign all of its interest in the Claims and/or its rights and obligations under this Agreement to a wholly owned Mexican subsidiary.

11.02  The Optionee with the consent of the Optionor first had and obtained, such consent to be not unreasonably withheld, may at any time during the Primary Option Period sell, transfer or otherwise dispose of all or any portion of its interest in the Claims and/or its rights and obligations under this Agreement; provided that any purchaser, grantee or transferee of any such interest delivers to the Optionor its agreement related to this Agreement and to the Claims, containing:

(a)

a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such transferee as principal obligant; and

(b)

a provision subjecting any further sale, transfer or other disposition of such interest in the Claims and/or this Agreement or any portion thereof to the restrictions contained in this section;

and further provided that any shares delivered to the Optionor in connection with the exercise of the Primary Option must be shares of the Optionee, unless otherwise agreed in writing by the Optionor.

11.03

No assignment by the Optionee of any interest less than its entire interest in this Agreement shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), the Optionee shall be deemed to be discharged from all obligations hereunder save and except for obligations which arose prior to the date of transfer.

11.04

If the Optionor or the Optionee (the "Vendor") should at any time after exercise of the Primary Option receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Vendor to purchase all or substantially all of its interest in and to the Claims, which offer the Vendor desires to accept, or if the Vendor intends to sell all or substantially all of its interest in and to the Claims, the Vendor shall first make an offer (the "Offer") of such interest in writing to the other party (the "Offeree") upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Vendor, as the case may be.

11.05

Each Offer shall specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term shall, in the case of an intended offer by the Vendor, mean the person or persons to whom the Vendor intends to offer its interest) and, if the offer received by the Vendor from the Proposed Purchaser provides for any consideration payable to the Vendor or otherwise than in cash, the Offer shall include the Vendor's good faith estimate of the cash equivalent of the non-cash consideration.

11.06

If within a period of 60 days of the receipt of the Offer the Offeree notifies the Vendor in writing that it will accept the same, the Vendor shall be bound to sell such interest to the Offeree (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

11.07

If the Offer so accepted by the Offeree contains the Vendor's good faith estimate of the cash equivalent consideration as aforesaid, and if the Offeree disagrees with the Vendor's best estimate, the Offeree shall so notify the Vendor at the time of acceptance and the Offeree shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

11.08

If the Offeree so notifies the Vendor, the acceptance by the Offeree shall be effective and binding upon the Vendor and the Offeree and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration under the Commercial Arbitration Act of British Columbia and shall be payable by the Offeree, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration; and the Offeree shall in such case pay to the Vendor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Vendor being sold, the total purchase price which is specified in its notice to the Vendor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

11.09

If the Offeree fails to notify the Vendor before the expiration of the time limited therefor that it will purchase the interest offered, the Vendor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, provided that the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 60 days.

11.10

Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Offeree, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

REGULATORY APPROVALS AND REQUIREMENTS

12.01

The respective rights and obligations of the Optionor and the Optionee hereunder are subject to acceptance by the Exchange of any and all filings required to be made with the Exchange in respect of this Agreement and/or the subject matter hereof.

12.02

The Optionee will use all reasonable efforts to obtain acceptance of the Exchange.In the event that acceptance by the Exchange is not obtained  by December 31, 2005 then the Optionor may, by notice in writing to the Optionee terminate this Agreement.

SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION

13.01

The Optionor or the Optionee may at any time elect to abandon its respective interest in any one or more of the Claims by giving notice to the other party of such intention, and in such event, for a period of 30 days after the date of delivery of such notice the other party may elect to have the first party transfer its interest in any or all of the Claims in respect of which such notice has been given to it by delivery of a request therefor to the party having given the notice, whereupon the party having given the initial notice shall deliver to the electing party a quitclaim, bill of sale or other appropriate deed or assurance in registrable form transferring its interest in such Claims to the electing party; provided that no such abandonment or transfer shall be effective until and unless arrangements satisfactory to the other party have been made for the satisfaction of the abandoning party's portion of any indebtedness outstanding in connection with the claims being abandoned by it and for payment of the abandoning party's portion of any costs relating to required reclamation work on such claims.

FORCE MAJEURE

14.01

If the Optionee is at any time prevented from or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, inability to obtain equipment, fires, acts of war, insurrection or terrorism, inclement weather, acts of God, governmental regulations restricting normal operations, shipping or other transportation delays, delays in obtaining required governmental or regulatory approvals or permits, aboriginal or other land claims, environmental claims or notices (or inability to obtain or delays in obtaining environmental consents) or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

14.02

The Optionee shall give prompt notice to the Optionor of each event of force majeure under section 14.01 and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

AREA OF INTEREST

15.01

If at any time during the subsistence of this Agreement either the Optionor or the Optionee stakes or otherwise acquires, directly or indirectly, any right or title to or any legal or beneficial interest in any mineral claim or any license, lease, grant, concession, permit, patent or other interest (an "Interest") in any mineral property located wholly or partly within the Area of Interest, such party will immediately give notice of the acquisition of such Interest to the other party and, subject only to such other party paying its proportionate share of the cost of staking or acquiring such Interest within 30 days next following receipt of such notice and copies of all information in the possession of the staking or acquiring party relating to such Interest, such Interest will thereafter be and will be deemed for all purposes to be part of and comprised in the Claims.

ARBITRATION

16.01

 This Agreement will be interpreted in accordance with and governed by the laws of the Province of British Columbia, and in the event of any dispute, all disputes arising out of or in connection with this Agreement or in respect of any  legal relationship associated therewith or derived therefrom shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre (“Centre”) in which the Centre shall be the appointing authority in accordance with the Rules of the Centre and the place of the arbitration hearing  shall be Vancouver, British Columbia .

RIGHT TO CURE DEFAULT

17.01

Notwithstanding any other provision of this Agreement, the Optionor shall not have the right to terminate the Primary Option unless:

(a)

it has first given to the Optionee written notice of default containing particulars of the default; and

(b)

the Optionee has not, within 30 days following receipt of such notice of default, cured such default or has begun in earnest the process of curing such default.

17.02

Should the Optionee fail to cure any default as permitted by subsection 17.01, the Optionor may thereafter terminate this Agreement by notice in writing.

NOTICES

18.01

Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party by hand, or communicated by telex or telecopy, at the address for such party specified above.

18.02

The date of receipt of any notice, demand or other communication shall be the date of delivery thereof if delivered, the date of transmission if communicated by telex or telecopy, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

18.03

Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

19.01

This Agreement supersedes and replaces all other agreements or arrangements, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

19.02

No consent or waiver expressed or implied, by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

19.03

The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Claims.

19.04

All references herein to monetary amounts are references to United States dollars.

19.05

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect, and in no way be affected, impaired or invalidated thereby.

19.06

The parties hereto agree to do and perform all such further and other acts and things, and to execute all such further and other instruments and documents, and to give all such further and other assurances as may be necessary to give effect to the intent of this Agreement.

19.07

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Optionee and the Optionor have executed this Agreement as of the day first set forth above.

ALMADEN MINERALS LTD.

Per:

/s/Morgan Poliquin

Authorized Signatory

COMPANIA MINERA ZAPATA, S.A. DE C.V.

Per:

/s/Morgan Poliquin

Authorized Signatory

CONSOLIDATED SPIRE VENTURES LTD.

Per:

/s/Brian Buchanan

Authorized Signatory

SCHEDULE "A"

Attached to and forming part of an Option Agreement between Compania Minera Zapata, S.A. de C.V. and Almaden Minerals Ltd. and Consolidated Spire Ventures Ltd. (and its Mexican Subsidiary). made as of November 14th, 2005.

Claim Names	Title Numbers	Claim Areas in Hectares	Expiry Dates
Campanario	222574	10,003	July 22, 2010